Exhibit 10.9

CONFIDENTIALITY AND RESTRICTIVE COVENANTS AGREEMENT

(IQVIA US Version – June 2023)

By entering into this Confidentiality and Restrictive Covenants Agreement (this “Agreement”), I acknowledge that IQVIA Holdings Inc., a Delaware corporation (“IQVIA”), and its Subsidiaries (as defined below) (collectively, the “Company”) has an interest in protecting its confidential information and that as a material inducement to enter into this Agreement, IQVIA is allowing me to have access to IQVIA’s Confidential Information as part of my performance of services as an employee of IQVIA. I further acknowledge that the protection of the Company’s confidential information and business interests includes certain reasonable restrictions on my activities as an employee of Employer (as defined below), and after the period of my employment, as set forth in this Agreement.

In consideration of the foregoing, and of my opportunity to participate in the IQVIA Long Term Incentive program, my employment with Employer (including the onset or continuing employment with Employer), and for other good and valuable consideration, I agree to the terms of this Agreement, which will be deemed effective upon the last date specified on the last page of this Agreement. I ACKNOWLEDGE THAT THE TERMS OF THIS AGREEMENT INCLUDE AND INCORPORATE THOSE STATE-SPECIFIC TERMS INCLUDED IN ADDENDUM A ATTACHED AT THE END OF THIS AGREEMENT, TO THE EXTENT THAT ANY SUCH STATE-SPECIFIC TERMS APPLY TO ME.

1.    CONFIDENTIALITY AND RETURN OF MATERIALS:
    a.    Confidentiality Obligations. I agree, both during and after my employment with a Subsidiary, not to disclose Confidential Information (defined below) to anyone inside or outside of the Company except as specifically described below, and not to use such information for my own personal benefit or that of any third party. In addition, I agree to make every reasonable effort to (i) ensure the confidentiality and integrity of Confidential Information of the Company and (ii) protect it against reasonably anticipated threats or hazards to its security or integrity. I agree to notify my Employer immediately upon discovery of any loss or unauthorized disclosure of the Confidential Information. I understand that my obligations regarding the Company’s Confidential Information are not limited by time and remain in effect for so long as the information meets the definition of Confidential Information in this Agreement.
        (1)    “Confidential Information” means information that is confidential or proprietary to the Company or Third Parties, in whatever form disclosed and whether received or created before or after the effective date of this Agreement and regardless of whether such information is labeled or designated formally as confidential, including, but not limited to: Trade Secrets; inventions, technical information, methodologies, advancements or improvements to current solutions, and new innovations; pricing information; internal financial or operational metrics information related to operational reviews; business plans, marketing plans, initiatives, programs or strategies, business methods, business processes and systems; research and development plans; customer, supplier, and employee lists; information regarding customer requirements, preferences, and business or marketing plans or results that are not generally known; data, databases, designs, specifications, software designs, and documentation; and any other information which is not generally disclosed by the Company or Third Parties or otherwise publicly available, and which may be useful or helpful to the Company or Third Parties and may give the Company or Third Parties a competitive advantage.
        (2)    “Third Party” means any of the Company’s customers, suppliers, or other partners.
        (3)    “Trade Secrets” means information that derives independent economic value, actual or potential, from not being generally known to the public or other Persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
    b.    Internal Disclosure and Use. Confidential Information may be shared or discussed with individuals within the Company on a “need-to-know” basis in order for those individuals to properly perform their jobs or contracted responsibilities.
    c.    External Disclosure and Use. Confidential Information may only be disclosed to someone outside of the Company if it is (i) required or necessary to further a legitimate business purpose of the Company, (ii) disclosed after the intended recipient has signed a Company approved agreement containing appropriate confidentiality provisions, and (iii) disclosed with proper legends or labels designating sensitivity, as may be applicable.
    d.    Company Materials. Upon termination of my employment or upon the Company’s request at any other time, I will deliver to my Employer all of the Company’s property, equipment, and documents in my possession or control, including all copies thereof and any other material containing or disclosing any Confidential Information. I agree that I will not copy, delete, transfer, store, destroy, or alter any information relating to the Company or a Third Party contained upon my Company computer or Company equipment before I return it to my Employer. I further agree that any property situated on the Company’s premises and/or owned by the Company is subject to inspection by the Company’s personnel at any time with or without notice. In addition, if I have used any personal computer, mobile device, server, or other e-mail system to receive, store, review, prepare or transmit any Confidential Information, then upon termination of my employment or upon the Company’s request at any other time, I agree to provide the Company with a computer-useable copy of all such Confidential Information in a secure manner and then permanently delete and expunge such Confidential Information from those systems, and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. Prior to the termination of my employment or promptly after termination of my employment, upon request by the Company, I will cooperate with the Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.
    e.    Permitted Disclosure of Trade Secrets. I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made in confidence to a federal, state, or local government official, to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand that an employee who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the Trade Secret to the attorney of the employee and use the Trade Secret information in the court proceeding, if the employee files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

2.    ADDITIONAL DEFINITIONS:
    a.    “Company Offering” means a product or service of the Company in the past or present or hereafter being offered, supported or under development.
    b.    “Competitor” means any Person that is then either directly or indirectly planning to develop, developing, providing, offering, selling or supporting any product or service that is competitive, in whole or in part, with any Company Offering.
    c.    “direct or indirect” means actions taken as an officer, director, employee, individual proprietor, partner, joint venturer, advisor, consultant, agent, stockholder, member, lender, investor, or in any other capacity whatsoever (other than by the ownership of a passive investment interest of not more than 2% in a company with publicly traded equity securities).
    d.    “Employer” means the relevant Subsidiary I am or was employed by from time to time, whether before or after the effective date of this Agreement.
    e.    “Person” means an entity or individual other than the Company.
    f.    “Restricted Period” means twelve (12) months after termination of employment and Services with the Company, either by my Employer or by me; provided, however, if my employment is terminated due to the elimination of my position or layoff, the Restricted Period solely for purposes of Section 3 of this Agreement will be limited to the period
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reflected in the amount of base pay that I am eligible to receive as severance, termination or similar benefits under any applicable Company severance plan, policy, employment contract, practice or applicable statutory, regulatory or administrative requirement (the “Severance Period”). However, if my Severance Period is less than twelve (12) months, the Company, in its sole discretion, reserves the right to extend for an equivalent period both my Restricted Period for Section 3 and my Severance Period to a maximum of twelve (12) months.
    g.    “Services” means employment or providing any assistance, support or services, direct or indirect, including as an employee, contractor, or consultant, and shall include the providing of advice, support, knowledge, information or recommendations, labor, research, development, testing, marketing, selling, or any other performance, rendering or delivery of individual work or assistance.
    h.    “Subsidiary” means any entity which controls, is controlled by, or is under the common control of IQVIA, where control shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of an entity. If this Agreement has been executed in connection with the acquisition of any business or entity by IQVIA or any of its Subsidiaries, any such acquired business or entity is deemed to be a Subsidiary of IQVIA at all times for purposes of this Agreement, including, but not limited to, the period of my employment, if any, with any such acquired business or entity prior to such acquisition.

3.    LIMITS ON COMPETITION WITH THE COMPANY:
    a.    Restricted Activities. During my employment by or service with the Company and continuing through the Restricted Period, I shall not, directly or indirectly:
        (1)    perform or provide any Services for any Competitor, on my own behalf or that of any other Person, if such Services: (A) are in relation to an offering, product, or service that is similar to or competes with a Company Offering with respect to which I had any material involvement or access to Confidential Information in the twelve month period preceding my termination and (B) are similar to the Services I performed for the Company during the twelve month period preceding my termination; or
        (2)    perform or provide any Services for any Person that are likely to result in my use or disclosure of any Confidential Information.
    b.    Permitted Activities. Nothing in Section 3(a) above shall prohibit me from seeking employment with or being employed by, or engaging in any of the Services described in Section 3(a)(1) above for:
        (1)    a company whose principal business is (A) the manufacture of medicines, including pharmaceuticals (branded and generic), biotechnology products, vaccines and over-the-counter medications or (B) the manufacture of medical devices;
        (2)    a company whose principal business is (A) the treatment or delivery of health care services to patients or (B) the dispensing of medicines to patients, provided however, for either (A) or (B) in this Section 3(b)(2), the services may not include laboratory or diagnostic testing services;
        (3)    a company that is an affiliate of a Competitor (as defined above), but is not itself engaged in any activities that are included in the definition of a Competitor; or
        (4)    a company that, pursuant to the procedure outlined in Section 3(d) below, is expressly identified as unrestricted;
        provided in each case that I do not provide Services directly to or advise or assist any division, group or other company (whether or not affiliated with any of the companies described in this Section 3(b)) that is otherwise restricted pursuant to Section 3(a) above, including without limitation laboratory or clinical work of the sort that is performed by the Company.
    c.    Location of Services. The restrictions contained in Section 3(a) above shall apply to (i) any country in which I worked, had responsibility or provided services on behalf of the Company, including through the supervision of a Company employee, contractor, or consultant who provided services or worked in such country; (ii) any State of the United States, or similar political subdivision in a foreign country, in which I worked, had responsibility or provided services on behalf of the Company, including through the supervision of a Company employee, contractor, or consultant who provided services or worked in such State or similar political subdivision; and/or (iii) anywhere in the world where the Company conducts business (it being understood that technology allows any of these Services to be performed remotely from any location, and the global market in which any of the businesses of the Company is conducted and to which their goodwill extends is not limited to any particular region in the world).
    d.    Modifications. It is agreed in the case of termination of my employment, either by my Employer or by me, that my Employer shall be entitled to reduce the duration of the period of application of this non-competition clause, or to waive this clause. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these modifications.

4.    NO SOLICITATION OF CUSTOMERS, SUPPLIERS, EMPLOYEES AND CONSULTANTS:
    I hereby agree that, during my employment by or service with the Company, and continuing through the Restricted Period, I shall not, directly or indirectly:
    a.    solicit, induce, entice or procure, or endeavor to solicit, induce, entice or procure any customer, data supplier, prospective customer or prospective data supplier of the Company (with whom I had contact on behalf of the Company during the last twelve (12) months of my employment with the Company), or about which I had access to Confidential Information, in order to sell or obtain services that the customer or data supplier had obtained from the Company or offer to sell to such customer or prospective customer, or obtain from such data supplier or prospective data supplier, the same, similar or related products or services the Company offers to its customers or acquires from its data suppliers during my employment;
    b.    solicit, induce or entice, or endeavor to solicit, induce or entice any customer, data supplier, prospective customer or prospective data supplier to cease doing business, or alter or limit its business relationship, with the Company, or to otherwise interfere with the business relationship between the Company and such Person;
    c.    solicit, induce, entice, hire or engage, or endeavor to solicit, induce, entice, hire or engage any employee or consultant of the Company to leave such employment or consultancy; or
    d.    employ or otherwise engage or use the services of any Person who is or was an employee or consultant of the Company if such engagement or services would result in a breach of any non-competition, non-solicitation, or confidentiality obligation owed by that Person to the Company.

5.    COMPLIANCE WITH POST-EMPLOYMENT OBLIGATIONS:
    a.    Reasonableness of Restrictions. I acknowledge that (i) the restrictions and promises I make in this Agreement are reasonable in light of the Company’s granting me access to its Confidential Information, as well as the cost, time and effort that the Company has spent in training and development opportunities for me; (ii) I have received appropriate and sufficient consideration in exchange for making these promises, including without limitation my signing this Agreement in conjunction with my offer of employment and/or the granting of an equity-related award, retention bonus opportunity, or other change in my compensation; (iii) the type, scope, and periods of restriction imposed in the provisions of Sections 3 and 4 are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests of the Company and the goodwill associated with the business of the Company; and (iv) the business of the Company currently extends throughout the geographic area associated with the restrictions reflected in Section 3 as applicable to my activities with the Company. I specifically acknowledge that my being restricted from soliciting and servicing certain customers as contemplated by this Agreement will not prevent me from being employed or earning a livelihood in the type of business conducted by the Company or in the industries served by the Company.
    b.    Tolling. In the event of any breach by me of the terms of Sections 3 or 4, the extension of the time period for the restrictions set forth in those respective sections will be automatically extended for a period equal to the period of the breach and will begin to run upon the entry of a court order enforcing the terms of the covenant.
    c.    Notification to Third Parties.
        (1) If there is a reasonable possibility that my compliance with the terms of Sections 1, 3 or 4 may be at risk by providing Services to another Person, then I will timely notify the other Person of my obligations under this Agreement before engaging in such activities. I will notify any prospective employer of my obligations under this Agreement.
(2) I hereby authorize the Company to notify third parties, including
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without limitation, customers and former, actual or potential employers, of the terms of this Agreement and my obligations hereunder, by providing a copy of this Agreement or otherwise.
    d.    Requests. If, during the Restricted Period, I wish to engage in an activity that is or might be in violation of Sections 3 or 4 above, I agree to provide my former Employer with written notice of my intention to do so at least ten (10) business days in advance of undertaking such activity (without disclosing another Person’s confidential information).
    e.    Declaration of Compliance. If requested by the Company and upon the Company’s reasonable assessment concerning my compliance with the terms of this Agreement, I agree to submit a written declaration or affidavit of compliance affirming my compliance with this Agreement within ten (10) business days of the Company’s request.

6.    COOPERATION:
I agree that I will make myself reasonably available to (a) cooperate with the Company, both during and after employment with the Company, by making myself available to testify on behalf of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and (b) to assist the Company in any such action, suit or proceeding, by providing information and meeting and consulting with the representatives or counsel to the Company, as may be reasonably requested and after taking into account my post-termination responsibilities and obligations. The Company agrees to reimburse me, on an after-tax basis, for all reasonable expenses actually incurred in connection with my provision of testimony or assistance.

7.    NON-DISPARAGEMENT:
    I shall not, at any time during and after my employment with the Company, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action that may, directly or indirectly, disparage or be damaging to the Company or any of its officers, directors, employees, advisors, businesses, or its or their reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude me from (a) filing a claim with or participating in any investigation conducted by any federal, state, or local government agency that is responsible for enforcing a law on behalf of the government or (b) making truthful statements that are required or authorized by applicable law, regulation or legal process.

8.    GENERAL PROVISIONS:
    a.    Voluntary Consent. I state that I have freely and voluntarily entered into this Agreement, and that I have read and understood each provision hereof and, if requested, was provided an adequate explanation of the nature and scope of each provision hereof. I am hereby informed and understand that I have the right to consult with counsel of my choosing prior to signing this Agreement.
    b.    Remedies. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of the Company, any breach of this Agreement by me would cause irreparable injury to the Company for which monetary damages would not be an adequate remedy and, therefore, will entitle the Company to injunctive relief (including specific performance), without the requirement to post any bond or security. In the event that I violate the terms of this Agreement, the Company shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with the Company’s efforts to enforce the terms of this Agreement, as well as an accounting of any profits wrongfully obtained by me. The rights and remedies provided to the beneficiaries under this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
    c.    At-Will Employment. The Company and I agree that nothing in this Agreement shall be construed as constituting a contract for employment, otherwise set forth a length of employment, or alter the at-will nature of the employment relationship between myself and the Company.
    d.    Other Agreements. In the event of a conflict between or among the terms of this Agreement and any prior agreement between the Company and me concerning non-competition, non-solicitation, non-disparagement, or confidential information, it is the intent of the parties that the term(s) of this Agreement shall supersede applicable terms in any such prior agreement, provided that the terms of this Agreement shall be in addition to and shall not supersede the terms of any other agreement between the Company and me involving or related to the transfer or ownership of (i) all or any portion of a business in any form (e.g., a transfer of stock or stock rights; a transfer of assets), or (ii) any other specified proprietary rights.
    e.    Amendments. No amendment or waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective unless pursuant to a written instrument signed by authorized representatives of the parties (or may be signed only by a single party if limited to such a waiver by that party); any waiver shall be effective only in the specific instance and for the specific purpose stated therein.
    f.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic delivery, each of which, when executed and delivered, shall be deemed to be an original and all of which shall be taken together and deemed to be one and the same instrument.
    g.    Governing Law; Forum Selection. This Agreement shall be deemed to have been made and entered into in the State of Delaware. This Agreement and any dispute arising out of or related to it will be governed and interpreted by the laws of the State of Delaware without giving effect to any conflicts of laws principles that require the application of the law of a different state. I agree, acknowledge and recognize that by virtue of my employment (or continued employment) with an entity that is either a Delaware corporation or a Subsidiary of IQVIA (which is a Delaware corporation), and my participation in the Long Term Incentive program, which was created and is administered under Delaware law and pursuant to which I will be receiving valuable equity consideration in relation to signing this Agreement, Delaware has a substantial relationship to this Agreement and a materially greater interest in applying its laws, over and to the exclusion of the laws of any other forum, to the resolution of any dispute involving this Agreement. I further agree that any legal action filed with respect to, or which impacts my obligations under, this Agreement, specifically including any request for declaratory judgment, shall be brought exclusively in the federal or state courts in New Castle County, State of Delaware. Each party irrevocably consents to the personal jurisdiction of, and venue in, any of these courts and irrevocably waives any objection that any of these courts are an inconvenient forum.
    h.    Non-Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.
    i.    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.
    j.    Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be reformed so that it is valid and enforceable to the maximum extent permitted by law, or, if judicial modification is not available, severed from the Agreement.
    k.    Survival and Assignment. This Agreement shall survive the termination of my employment with Employer and the assignment of this Agreement by IQVIA to any successor or other assignee and shall be binding upon my heirs and legal representatives. IQVIA shall have the right to assign this Agreement or any rights hereunder to any Subsidiary or successor. I may not assign any of my obligations under this Agreement.
    l.    Third Party Beneficiary. All Subsidiaries are intended third party beneficiaries of this Agreement and have the right to enforce rights under this Agreement.
    m. Additional Protected Disclosures. I understand and agree that nothing contained in this Agreement prohibits or limits me from (i) filing a charge or complaint with any federal, state or local governmental or administrative agency or commission (a “Government Agency”); (ii) communicating with or participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information without notice to the Company; (iii) making a good faith report to any Government Agency concerning any act or omission that I reasonably believe constitutes a possible violation of federal, state, or local law or making other disclosures that are protected under applicable federal, state, or local law; (iv) disclosing
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information in response to legal process or providing truthful testimony; (v) sharing compensation information concerning myself or others (except that this does not permit me to disclose compensation information of others that I obtained because my job responsibilities require or allow access to such information); (vi) discussing the terms and working conditions of my employment; or (vii) exercising any rights I may have under Section 7 of the National Labor Relations Act, including, without limitation, discussing any labor issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection.

Accepted and agreed:

Employee Signature:

Name:

Date:

IQVIA, on its own account and as agent for and on behalf of the Subsidiaries:

By:

Name: Trudy Stein

Title: IQVIA EVP, Chief Human Resources Officer

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ADDENDUM A
State Law Modifications

CALIFORNIA

With respect to employees who primarily reside in the state of California, or if it is determined by a non-appealable final decision of a court of competent jurisdiction, or otherwise mandated by applicable law, that California law governs this Agreement,, it is agreed that the following revisions to the Agreement shall apply:

Section 3 is inapplicable in its entirety with respect to the Restricted Period.

Section 4(a, b, and c) are inapplicable with respect to the Restricted Period.

With respect to employees who primarily reside and work in the state of California, it is agreed that the following additional revision to the Agreement shall apply:

Section 8(g) is inapplicable in its entirety.

COLORADO

If it is determined by a non-appealable final decision of a court of competent jurisdiction, or otherwise mandated by applicable law, that Colorado law governs this Agreement, then if this Agreement is not signed in connection with an agreement for the purchase and sale of a business or asset of a business, it is agreed that the following revisions to the Agreement shall apply:

The confidentiality obligations set forth in Section 1 shall not restrict my disclosure of information that: (a) arises from my general training, knowledge, skill, or experience, whether gained on the job or otherwise; (b) is readily ascertainable to the public; or (c) I otherwise have a right to disclose as legally protected conduct.

During the Restricted Period, Section 3 shall apply only to the extent (a) as an employee of IQVIA, I was paid at or above the then-current highly compensated worker threshold under applicable Colorado law ($101,250 annually as of August 10, 2022, which is subject to annual adjustments under Colorado law) and (b) necessary to protect the Company’s legitimate interest in protecting its trade secrets.

During the Restricted Period the restrictions in Sections 4(a) and 4(b) shall apply only to the extent that I am paid at or above sixty percent (60%) of the level of the then-current highly compensated worker threshold under applicable Colorado law (such 60% amount is equal to approximately $60,750 annually as of August 10, 2022, which is subject to annual adjustments under Colorado law).

If I am a current employee of the Company at the time this Agreement is provided to me for signature, the restrictive covenants in Section 3(a) of this Agreement shall become effective fourteen (14) days after the date I sign this Agreement.

In accordance with applicable law, if at the time of my termination from my Employer (not including a transfer to another entity within the Company), I am primarily residing and working for the Company in Colorado, then Section 8(g) is revised such that Colorado law will govern the enforceability of Section 3.

In accordance with applicable law, if at the time of my termination from my Employer (not including a transfer to another entity within the Company), I am primarily residing or working for the Company in Colorado, then I cannot be required to adjudicate the enforceability of Section 3 outside of the State of Colorado.

DISTRICT OF COLUMBIA

If it is determined by a non-appealable final decision of a court of competent jurisdiction, or otherwise mandated by applicable law, that District of Columbia law governs this Agreement, it is agreed that the following revisions to the Agreement shall apply:

Effective for an Agreement signed by me on or after October 1, 2022, or such later date when the Washington D.C. Ban on Non-Compete Agreements Amendment Act of 2020, as amended (the “Act”) takes effect, Section 3 shall not apply to me to the extent prohibited by the Act. Pursuant to the requirements of the Act, I hereby acknowledge that: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. If I am a highly compensated employee under the Act, or am being asked to sign this Agreement under other qualifying circumstances, such as in connection with the sale of a business or as a participant in a long-term incentive plan, then Section 3 shall apply to me. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”

ILLINOIS

If it is determined by a non-appealable final decision of a court of competent jurisdiction, or otherwise mandated by applicable law, that Illinois law governs this Agreement, it is agreed that, effective for an Agreement signed by me on or after January 1, 2022, the following revisions to the Agreement shall apply:
Section 3 is inapplicable to me during the Restricted Period if my annual earnings are below the applicable threshold set forth in Illinois Public Act 102-0358. As used herein, “earnings” includes: earned salary, earned bonuses, earned commissions, or any other form of compensation reported on my IRS Form W-2 for that year.

Section 4 is inapplicable to me during the Restricted Period if my annual earnings are or would be below the applicable threshold set forth in Illinois Public Act 102-0358. As used herein, “earnings” includes: earned salary, earned bonuses, earned commissions, or any other form of compensation that would be or is reported on my IRS Form W-2 for that year.

I understand that I have at least fourteen (14) calendar days from my receipt of this Agreement to review this Agreement before signing, although I further understand that I may voluntarily elect to sign the agreement before the 14-day notice and review period has expired. I am permitted to consult with an attorney prior to signing this Agreement.

MASSACHUSETTS

If it is determined by a non-appealable final decision of a court of competent jurisdiction, or otherwise mandated by applicable law, that Massachusetts law governs this Agreement, it is agreed that the following revisions to the Agreement shall apply:

I hereby acknowledge that I have been provided the adequate notice period to review this Agreement as required by Massachusetts law.

The following is added as Section 3(e) to the Agreement:

(e) Post-Termination Consideration. In consideration for the restrictions set forth in Section 3(a), Employer shall provide, subject to Section 3(d) and solely if (1) Company elects to enforce Section 3 so as to prevent me from accepting employment with a third party, and (2) I have not breached the terms of this Agreement, (a) garden leave pay to me during the Restricted Period in an amount equal to fifty percent (50%) of my highest annualized base salary paid to me by Employer during the two (2) years preceding my termination or (b) other consideration as agreed in writing between me and Employer. It is agreed that Section 3 shall not apply to me if I am classified as a non-exempt employee (under the federal Fair Labor Standards Act 29 U.S.C. §§ 201 to 219), or if I have been discharged without cause or laid off.

The following replaces Section 8(g):

Governing Law. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the Commonwealth of Massachusetts without giving effect to any conflicts of laws principles that require the application of the law of a different state. It is agreed that any litigation regarding the interpretation or enforcement of this Agreement shall be brought in the Business Litigation Section of the Superior Court of Suffolk County,
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Massachusetts, and I and Employer consent to the exercise of personal jurisdiction by that court. The parties agree that the Business Litigation Section of the Superior Court of Suffolk County, Massachusetts shall be the exclusive forum for litigation regarding the interpretation or enforcement of this Agreement. I agree that I am surrendering the right to commence litigation regarding this Agreement against the Company outside that court.

MINNESOTA

With respect to employees who primarily reside in the state of Minnesota, or if it is determined by a non-appealable final decision of a court of competent jurisdiction, or otherwise mandated by applicable law, that Minnesota law governs this Agreement, and if this Agreement is not signed in connection with an agreement for the purchase and sale of a business or asset of a business, it is agreed that the following revisions to the Agreement shall apply:

Section 3 is inapplicable in its entirety with respect to the Restricted Period.

With respect to employees who primarily reside and work in the state of Minnesota, it is agreed that the following additional revision to the Agreement shall apply:

Section 8(g) is inapplicable in its entirety.

NORTH DAKOTA

If it is determined by a non-appealable final decision of a court of competent jurisdiction, or otherwise mandated by applicable law, that North Dakota law governs this Agreement, it is agreed that the following revisions to the Agreement shall apply:

Section 3 is inapplicable to me in its entirety during the Restricted Period.

OKLAHOMA

If it is determined by a non-appealable final decision of a court of competent jurisdiction, or otherwise mandated by applicable law, that Oklahoma law governs this Agreement, it is agreed that the following revisions to the Agreement shall apply:

Section 3 is to be interpreted such that, during the Restricted Period, I shall be permitted to engage in the same or similar business as that conducted by the Company, as long as I do not directly solicit the sale of goods, services or a combination of goods and services from the established customers of the Company.

CONFIDENTIALITY AND RESTRICTIVE COVENANTS AGREEMENT    Page 6 of 6
(IQVIA US Version – June 2023)

4819-5506-7527.v3